Exhibit 99.1

Contact:

Robert Erwin                         Melody Carey
President                               Co-President
iBio, Inc.                               Rx Communications, Inc.

302-355-2335                      917-322-2571

rerwin@ibioinc.com               mcarey@rxir.com

FOR IMMEDIATE RELEASE

iBio Completes $3 Million Private Placement

NEWARK, DE – September 10, 2009 – iBio, Inc. (OTCBB: IBPM) today announced a private placement of approximately $3 million of its common stock principally to current stockholders who previously purchased the Company’s common stock in connection with the spin-off transaction in August 2008. The Company sold approximately 4,615,385 shares of common stock for $0.65 per share. The net proceeds of the sale will be used for preparation for Phase I clinical trials of an H1N1 influenza vaccine based upon the Company’s proprietary plant-based technology and for general corporate purposes. Noble Financial Capital Markets acted as the exclusive placement agent for this transaction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. iBio has agreed to file a registration statement covering the resale of the shares issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About iBio, Inc.

iBio, Inc. is a biotechnology company focused on developing vaccines and therapeutic proteins based upon its proprietary plant-based iBioLaunch™ Platform Technology. The Company’s near-term focus is to advance an H1N1 influenza vaccine candidate to clinical trials and to establish business arrangements for use of the technology by licensees for the development and production of other products for the prevention and treatment of various infectious diseases including influenza, anthrax and human papilloma virus (HPV). In 2003, iBio entered into a research and development agreement with the Fraunhofer USA Center for Molecular Biotechnology (FhCMB), a leading not-for-profit translational research institution, and has exclusive rights to the proprietary platform developed under the agreement for human health applications for developing vaccines and therapeutic products for a broad range of medical indications and for veterinary applications of plant-based influenza vaccines. For additional information please visit www.ibioinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Statements included in this release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.

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